Exhibit 99.1

Jerrick Announces Third Quarter 2019 Results

FORT LEE, N.J., Nov. 14, 2019 /PRNewswire/ -- Jerrick Media Holdings, Inc. (OTCQB: JMDA) (the “Company” or “Jerrick”) announced financial results for the third quarter ending September 30, 2019, including a substantial increase in revenues from the previous quarter.

The Company generated a total of $91,386 in revenues in the third quarter, a significant increase from the $7,181 in revenues generated in the second quarter. Additionally the company generated over $45,000 in deferred revenues, attributable to the amortization of annual Vocal+ subscription revenue. Additionally, following Jerrick’s acquisition of Seller’s Choice, a digital e-commerce agency, in September 2019, Jerrick completed the successful integration of Seller’s Choice into Jerrick’s sales team and operations. As anticipated, the acquisition was immediately accretive to earnings and successfully contributed to over half of the Company’s third quarter revenues. The acquisition is expected to continue to drive earnings growth in subsequent quarters as further revenue synergies are realized. The Company continues to look for acquisition opportunities in the brand agency and content space.

Jerrick CEO Jeremy Frommer commented, “We are pleased with the revenue ramp reflected in our third quarter results, which only scratches the surface of the true earning potential embedded in our revenue portfolio. We expect a continued acceleration in our financial performance in the coming quarters as the pace of subscriptions compounds and demand increases for the Company’s expanding suite of branded content offerings. Simultaneously, we are focused on unlocking the true value of Jerrick for our shareholders by upgrading our corporate governance and initiating a strategic plan to position the Company for an uplisting to a national securities exchange.”

Following a record third quarter, revenues for the month of October reached $98,000, as deferred revenues from subscriptions continue to scale. October’s revenues alone exceeded the total revenues for the entire third quarter 2019. The Company reaffirms its guidance for fourth quarter revenues of between $300,000 and $400,000.

Operating expenses for the quarter, which included transaction costs and expenses related to the Seller’s Choice acquisition, totaled $1,747,909, representing a 24% increase from the $1,409,302 of operating expenses in the previous quarter. The sequential increase in operating expenses was largely due to an increase in consulting fees and G&A expenses associated with the aforementioned acquisition, as well as the Company’s implementation of its plan to uplist to a national securities exchange. The Company expects between a 10-15% decrease in fourth quarter operating expenses as it continues realizing cost-saving synergies and operational efficiencies resulting from the Seller’s Choice acquisition.

In the third quarter, the company introduced a new $9.99 monthly subscription option for its premium membership offering, Vocal+, in addition to the $99 annual subscription offering launched in the previous quarter. Vocal+ contributed $6,868, or 8%, of third quarter revenues, and increased deferred revenue by an additional $41,589. “We’re excited to introduce Creator Challenges into the existing suite of value-added tools reserved for our growing premium subscriber base,” commented Jerrick President and Head of Product Justin Maury. “The launch of Vocal+ and the recent replatforming of Vocal last quarter are emblematic of our best-in-class technology, design capabilities, and ability to scale revenues.”

Continued Frommer, “We are ending the year at a significant inflection point. We spent the past several years building a value proposition for the Company through the development of technology, particularly our flagship product Vocal. Now, we are positioned to deliver the exponentially scalable revenue that will affirm our growth as well as our value proposition. We will continue to drive Vocal’s brand and platform awareness while innovating through brand partnerships and content collaborations as well as introducing new features to Vocal that reinforce our position as a premier creator subscription platform. We are confident that these efforts will enable us to deliver exceptional long-term value to our stockholders.”

Business and Platform Highlights

●	Executed a 1-for-20 reverse stock split
●	Launched Vocal 2.0; key platform improvements include a new, more flexible Editor, compliance with Apple’s Intelligent Tracking System (ITP) solution, faster content moderation, and Stripe integration updates
●	Completed the acquisition of digital e-commerce agency Seller’s Choice
●	Integrated Seller’s Choice clientele and expanded Vocal for Brands offering
●	Introduced Vocal+ monthly subscription plan
●	Announced board’s decision to appoint Mark Standish as Chairman of the Board upon uplisting to a national securities exchange
●	Released Vocal Sentiment feature
●	Reached 500,000+ registered Vocal creators

About Jerrick

Jerrick is a holding company that develops technology-based solutions. Its flagship product Vocal is a long-form, digital publishing platform focused on supporting content creators by providing them with publishing tools and monetization features that are embedded within digital communities. Vocal is architected to enable targeted marketing of branded content and e-commerce opportunities embedded within long-form content. Vocal’s community sites are managed by a dedicated team, whose primary focus is on creating safe communities and identifying monetization opportunities within them.

For more information please review the Jerrick’s Presentation: https://jerrickmedia.docsend.com/view/syjgs4m

Forward-Looking Statements

Any statements that are not historical facts and that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions or future events or performance (often, but not always, indicated through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “expects,” “plans,” “believes” and “projects”), may be forward-looking and may involve estimates and uncertainties which could cause actual results to differ materially from those expressed in the forward-looking statements. We caution that the factors described herein could cause actual results to differ materially from those expressed in any forward-looking statements we make and that investors should not place undue reliance on any such forward-looking statements. Further, any forward-looking statements speak only as of the date on which such statement is made, and we undertake no obligation to update any forward-looking statements to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors may emerge from time to time, and it is not possible for us to predict all of such factors. Further, we cannot assess the impact of each such factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Certain risks and uncertainties applicable to us are described in the “Risk Factors” section of our most recent Annual Report on Form 10-K and in other filings we have made with the U.S. Securities and Exchange Commission, or the SEC. These reports are available on the SEC’s EDGAR system at www.sec.gov.

3